EXHIBIT 22


                  SHELTER PROPERTIES VII LIMITED PARTNERSHIP

                               SUBSIDIARY LIST


Name of Subsidiary                  State of Incorporation/Formation   Date

Governors Park Apartments VII
  Limited Partnership               South Carolina                     1993

Shelter VII GP
  Limited Partnership               South Carolina                     1993